Exhibit 10.11

EXECUTION COPY

ALLOCATION AND SERVICES AGREEMENT

THIS ALLOCATION AND SERVICES AGREEMENT (the “Agreement”), effective as of April 30, 2005, is made by and between Escanaba Timber LLC (formerly known as Maple Acquisition LLC), a Delaware limited liability company (“Escanaba”), and NewPage Corporation, a Delaware corporation and an indirect wholly-owned Subsidiary of Escanaba (“NewPage”).

WHEREAS, Escanaba and MeadWestvaco Corporation (“MWV”) have entered into that certain Equity and Asset Purchase Agreement, dated as of January 14, 2005 (as amended, modified or supplemented from time to time, the “Purchase Agreement”), which contemplates that MWV and its Subsidiaries will sell, assign and transfer to Escanaba and/or one or more of its Designated Affiliates, and that Escanaba and/or one or more of its Designated Affiliates will purchase and acquire from MWV and its Subsidiaries, the Paper Business and Timber Business of MWV and its Subsidiaries, in each case, upon the terms and subject to the conditions set forth in the Purchase Agreement;

WHEREAS, in accordance with the Purchase Agreement, Escanaba has designated itself to acquire the Timber Business from MWV and its Subsidiaries and has designated NewPage and certain of its Subsidiaries to acquire the Paper Business from MWV and its Subsidiaries;

WHEREAS, Escanaba and NewPage desire to operate their respective businesses on a separate and independent basis and thereby establish a mechanism by which the payment of the Closing Date Cash Consideration will be allocated between Escanaba, as the purchaser of the Timber Business, and NewPage, as the purchaser of the Paper Business, and how any post-Closing adjustment payments made by or to MWV thereunder, as provided in the Purchase Agreement, will be allocated among the Timber Business and the Paper Business;

WHEREAS, NewPage and its Subsidiaries will be providing certain services to Escanaba from and after the closing of the transactions contemplated by the Purchase Agreement, whether pursuant to one or more Transition Agreements or otherwise, Escanaba will be providing certain services to NewPage and its Subsidiaries, and NewPage and Escanaba desire to set forth the terms and conditions on which such services will be provided, including the allocation of costs to Escanaba and NewPage associated therewith; and

WHEREAS, capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Escanaba and NewPage hereby agree as follows:

1.                                       Allocation of Responsibilities.

a.                                       Escanaba and NewPage agree that the Closing Date Cash Consideration payable to MWV on the Closing Date shall be allocated and paid as follows: for the Timber Business, Escanaba shall pay $252,194,000 of the Closing Date Cash Consideration and for the Paper Business, NewPage shall pay $1,985,113,000 of the Closing Date Cash

Consideration. Escanaba and NewPage agree that of the total Closing Date Cash Consideration, $37,307,000, represented an upward adjustment to the Initial Cash Consideration based on the estimates of Closing Date Cash, Assumed Indebtedness, Closing Working Capital and Closing Capital Expenditures provided by MWV prior to Closing, allocated between Escanaba and NewPage based on their good faith preliminary determination of the amount of each of the foregoing estimates that were attributable to the Timber Business and the Paper Business, in each case as set forth on Exhibit 1a hereto. If, after the final determination of Final Closing Date Cash, Final Assumed Indebtedness, Final Closing Date Working Capital and Final Closing Date Capital Expenditures is made in accordance with Section 2.3 of the Purchase Agreement, the initial allocation of the adjustment to the Initial Cash Consideration, as set forth in Exhibit 1a, are ultimately incorrect, Escanaba and NewPage agree to pay the other, as applicable, within five (5) Business Days of the final determinations under Section 2.3 of the Purchase Agreement, the difference between the adjusted amount that was actually paid to MWV based on the foregoing estimates and the amounts that would have been paid had the parties been able to establish the final amounts as of the Closing Date, plus simple interest thereon at a rate equal to 8% per annum.

b.                                      Escanaba and NewPage agree that all fees, costs and expenses incurred by the Purchaser in connection with the negotiation, diligence, execution and financing of the transactions contemplated by the Purchase Agreement, to the extent related to the acquisition and financing of the Timber Business, shall be borne exclusively by Escanaba and, to the extent related to the acquisition and financing of the Paper Business, shall be borne exclusively by NewPage. To the extent any such fees, costs and expenses cannot be classified as part of the acquisition and financing of the Timber Business or the Paper Business exclusively, or the parties cannot agree on the proper classification of any such fees, costs and expenses, the parties agree that such fees, costs and expenses shall be allocated based on the following percentages: 10.8% shall be allocated to Escanaba as the purchaser of the Timber Business and 89.2% shall be allocated to NewPage as the purchaser of the Paper Business, subject to reallocation as set forth in the immediately succeeding sentence. In the event there is any dispute between Escanaba and NewPage as to the proper classification of any such fees, costs and expenses, the parties agree to submit such matter to binding arbitration in accordance with Section 5 hereof.

c.                                       Escanaba and NewPage agree to cooperate and coordinate in good faith in the preparation and delivery of the Closing Date Working Capital Statement and all other calculations and deliverables required to be delivered to MWV by the Purchaser under Section 2.3 of the Purchase Agreement (the “Section 2.3 Deliverables”). Any statements or other items prepared and delivered to MWV that constitute Section 2.3 Deliverables shall include an allocation showing the classification of each item into two categories – one relating to the Timber Business and one relating to the Paper Business. For purposes of each of the Section 2.3 Deliverables, Escanaba shall control all calculations, determinations and resolution of all disputes relating to the Timber Business and NewPage shall control all calculations, determinations and resolutions of all disputes relating to the Paper Business. In the event any payments are to be made to MWV under Section 2.3 of the Purchase Agreement, Escanaba shall be solely responsible for such payments as they relate to the Timber Business and NewPage shall be solely responsible for all payments as they relate to the Paper Business.  In the event any payments are to be made by MWV under Section 2.3 of the Purchase Agreement, Escanaba shall be entitled to all such payments as they relate to the Timber Business and NewPage shall be entitled to all such payments as they relate to the Paper Business. To the extent any items subject to determination under Section 2.3 of the Purchase Agreement cannot be classified as part of the Timber Business or the Paper Business or the parties cannot agree on the proper classification of any such items, the parties agree that the item shall be allocated based on the following percentages: 10.8% shall be allocated to Escanaba as the purchaser of the Timber Business and 89.2% shall be allocated to NewPage as the purchaser of the Paper Business, subject to reallocation as set forth in the immediately succeeding sentence. In the event there is any dispute between Escanaba and NewPage as to the proper classification of any item that constitutes a Section 2.3 Deliverable, the parties agree to submit such matter to binding arbitration in accordance with Section 5 hereof.

d.                                      In addition to and not by way of limitation of the foregoing provisions of this Section 1, the parties acknowledge and agree that, except as they may otherwise mutually agree in writing, (i) all rights, assets, benefits, properties, liabilities, responsibilities and obligations Related to the Timber Business (including any of the foregoing under the Purchase Agreement, including indemnification obligations under Article XI thereof, the Exhibits and the other agreements or instruments referenced therein) shall be solely for the benefit of and the responsibility of Escanaba and (b) all rights, assets, benefits, properties, liabilities, responsibilities and obligations Related to the Paper Business (including any of the foregoing under the Purchase Agreement, including indemnification obligations under Article XI thereof, the Exhibits and the other agreements or instruments referenced therein) shall be solely for the benefit of and the responsibility of NewPage (or the Subsidiary of NewPage that acquires all or any portion of the Paper Business pursuant to the Purchase Agreement).

e.                                       (i)                                     In furtherance of the foregoing, except as to matters covered by any other agreement between Escanaba, on the one hand, and NewPage, NewPage Holding Corporation (“NewPage Holdings”) and their respective Subsidiaries, on the other hand, Escanaba agrees to indemnify and hold NewPage, NewPage Holding and their respective Subsidiaries, together with their successors and assigns, and their officers, directors, employees and agents harmless from and against any and all claims, judgments, causes of action, liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (including the reasonable fees and expenses of counsel) (collectively, “Losses”) arising out of or resulting from or relating to the Timber Business, including, without limitation, claims made by MWV under the Purchase Agreement to the extent related to the Timber Business.

(ii)                                  Except as to matters covered by any other agreement between Escanaba, on the one hand, and NewPage, NewPage Holdings and their respective Subsidiaries, on the other hand, NewPage agrees to indemnify and hold Escanaba and, together with its successors and assigns, and their officers, directors, employees and agents harmless from and against any and all Losses arising out of or resulting from or relating to the Paper Business, including, without limitation, claims made by MWV under the Purchase Agreement to the extent related to the Paper Business.

2.                                       Wrong-Pockets. Subject to the terms of this Agreement, to the extent that at any time or from time to time after the Closing Date, Escanaba receives payments in respect of any services performed by or products delivered by NewPage or any of its Subsidiaries or that are attributable to the Paper Business (whether performed or delivered before, on or after the date hereof), Escanaba shall be deemed to have received such payment for the account of NewPage and shall promptly remit such payment to NewPage. Subject to the terms of this Agreement, to the extent that at any time or from time to time after the Closing Date, NewPage or any of its Subsidiaries receives payments in respect of any services performed by or products delivered by Escanaba or that are attributable to the Timber Business (whether performed or delivered before, on or after the date hereof), NewPage (or its relevant Subsidiary) shall be deemed to have received such payment for the account of Escanaba and shall promptly remit such payment to Escanaba.

3.                                       Transition Services.

a.                                       The parties acknowledge and agree that NewPage shall enter into with MWV, effective as of the Closing Date, a General Transition Services Agreement, an Information Technology Transition Services Agreement and a Human Resources Services Agreement (collectively, the “Basic Transition Agreements”), pursuant to which MWV will provide certain services to NewPage and its Subsidiaries (the “Basic Transition Services”) on and subject to the terms and conditions contained therein. NewPage and Escanaba agree that NewPage shall or shall cause MWV to provide those Basic Transition Services described on Exhibit 3a hereto (the “Designated Basic Transition Services”) to Escanaba. The provision of such services to Escanaba shall be on the same terms and conditions as such Designated Basic Transition Services are provided to NewPage under the Basic Transition Services Agreements and all terms and conditions regarding the provision of such Basic Transition Services, including terms and conditions regarding payments, notifications, termination rights, performance standards, limitations on liability and dispute resolution shall apply mutatis mutandis with respect to the Basic Transition Services provided to Escanaba hereunder. The costs of such Basic Transition Services to Escanaba shall be as set forth on Exhibit 3a hereto.

b.                                      In addition to the Designated Basic Transition Services provided under Section 3a above, NewPage shall provide to Escanaba the services described in Exhibit 3b hereto (the “Additional NewPage Services”) for the time, manner and costs described in Exhibit 3b hereto. Except as otherwise provided in Exhibit 3b, the Additional NewPage Services shall be provided in the same manner and upon the same terms and conditions that services are provided to NewPage under the Basic Transition Services Agreement and all terms and conditions regarding the provision of such Additional NewPage Services, including regarding payments, termination rights, performance standards, limitations on liability and dispute resolution shall apply mutatis mutandis with respect to the Additional NewPage Services provided to Escanaba hereunder.

c.                                       Escanaba shall provide to NewPage and its Subsidiaries the services described in Exhibit 3c hereto (the “Escanaba Services”) for the time, manner and costs described in Exhibit 3c hereto. Except as otherwise provided in Exhibit 3c, the Additional NewPage Services shall be provided in the same manner and upon the same terms and conditions that services are provided to NewPage under the Basic Transition Services Agreement and all terms and conditions regarding the provision of such Escanaba Services, including regarding payments, termination rights, performance standards, limitations on liability and dispute resolution shall apply mutatis mutandis with respect to the Escanaba Services provided to NewPage hereunder.

d.                                      Escanaba shall have the right to terminate its receipt of any Basic Transition Services at any time but only to the extent (and in the same manner, including the provision of notice) that such Basic Transition Service is capable of being terminated by NewPage under the applicable Basic Transition Services Agreement without NewPage incurring any additional costs relating to such termination (unless NewPage otherwise agrees or Escanaba agrees to bear sole responsibility for any such costs). With respect to Additional NewPage Services, Escanaba shall be entitled to terminate any or all such Additional NewPage Services at any time but only to the extent such Additional NewPage Service could be terminated if it were part of the services provided by MWV to NewPage under the General Transition Services Agreement. With respect to Escanaba Services, NewPage shall be entitled to terminate any or all such Escanaba Services at any time but only to the extent such Escanaba Service could be terminated if it were part of the services provided by MWV to NewPage under the General Transition Services Agreement.

e.                                       Escanaba and NewPage agree that, unless such services have been previously terminated by Escanaba in accordance with the terms of this Section 3, NewPage shall continue to provide to Escanaba all Basic Transition Services and Additional Services following termination or expiration of the Basic Transition Services Agreement. The terms of the Basis Transition Services Agreement and this Agreement shall continue to apply with respect to the continuation of such services as if such agreements had not expired or terminated, subject to Escanaba’s right to terminate any or all of such Basic Transition Services and Additional Services in accordance with the terms hereof and thereof; provided that the cost of such Basic Transition Services shall be mutually agreed by NewPage and Escanaba at the time such services are terminated or expire under the applicable Basic Transition Services Agreement, it being understood and agreed that the cost allocated to Escanaba is intended to be the proportionate cost to NewPage of providing such services to Escanaba, which may be more or less than the cost for such services as provided by MWV under the Basic Transition Services Agreements. For the avoidance of doubt, upon the expiration or termination of any Basic Transition Services Agreement, Escanaba shall have the right to terminate the provision of all or some of the applicable services at such time upon written notice delivered to NewPage not less than 10 days prior to the expiration of the applicable Basic Transition Services Agreement.

f.                                         Until such time as Escanaba has notified NewPage in writing of its intention to terminate all of the Designated Basic Transition Services, NewPage agrees that it shall not terminate prior to the expiration of its term or amend the Basic Transition Service Agreements in a manner that adversely affects Escanaba without the prior written consent of Escanaba, which consent shall not be unreasonably withheld, conditioned or delayed. NewPage agrees that it will consult with Escanaba as to the extension of the term of the provision of any services to NewPage under the Basic Transition Services Agreements and, unless and until NewPage is capable of providing any such services directly to Escanaba (to the extent not previously terminated by Escanaba), it shall seek to extend the term of provision of such services by MWV to the maximum extent provided under the applicable Basic Transition Services Agreement.

4.                                       Term and Termination.  Except as otherwise provided herein, the term of this Agreement shall be indefinite unless terminated by consent of both parties hereto.

5.                                       Dispute Resolution.  Disputes under this Agreement shall be resolved as follows, it being understood that each party shall work in good faith at each step of the process to try to resolve the dispute as expeditiously and fairly as possible:

a.                                       Each of Escanaba and NewPage shall designate an appropriate individual to meet and seek amicably to resolve all disputes under this Agreement.

b.                                      If any difference remains unresolved five (5) Business Days after the start of the process referenced in Subsection 5a, or such longer period as the persons referenced in subsection 5a shall have agreed, then the parties shall submit such matter to arbitration, pursuant to the Rules of Commercial Arbitration of the American Arbitration Association, which arbitration shall take place in New York City, New York, unless otherwise mutually agreed to by the parties. Any such arbitration shall be conducted by a single arbitrator, whose decision shall be final. The parties shall first attempt to agree on the selection of the arbitrator, and, if they cannot agree within five (5) days after it becomes necessary to submit the dispute to arbitration, either party may request the American Arbitration Association to appoint the arbitrator. In all cases, the parties shall ensure that the arbitrator shall be a person knowledgeable about the matters subject to the dispute. The arbitrator shall be instructed to schedule all proceedings so that, if possible, a decision may be reached and communicated to the parties within twenty (20) days after the appointment of the arbitrator. All expenses of the arbitration shall be divided equally between the parties, except that each party shall bear the expense of its own counsel and the expense of the preparation of its presentation. The parties shall provide to the arbitrator such information as the arbitrator shall reasonably request to facilitate the determinations to be made by the arbitrator hereunder.

c.                                       Notwithstanding the existence of a dispute or the progress of the arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement during such period. This Section 5 shall not preclude any party from seeking injunctive relief or such other interim equitable remedies as may be required to preserve any claims hereunder.

6.                                       General Provisions.

a.                                       Entire Agreement.  This Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior agreements between them relating to the subject matter hereof, and may not be amended except in a writing signed by the party to be bound.

b.                                      Waiver of Provisions.  The terms, of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision of this Agreement.

c.                                       Law Governing.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without regard to conflicts of law principles applicable thereto.

d.                                      Captions.  The captions of paragraphs of this Agreement are for convenience and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

e.                                       Assignment.  This Agreement shall be legally binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. The parties may not assign, delegate or subcontract this Agreement or any of its obligations hereunder without the other parties’ express prior written consent; provided, however, that each of Escanaba and NewPage may, without the consent of the other, grant a security interest in its respective rights under this Agreement to one of more lenders or noteholders, or agents or trustees for their benefit, in connection with the financing for the acquisition contemplated by the Purchase Agreement (or any refinancing thereof). Any purported assignment, subcontract or delegation in violation of this Agreement shall be void.

f.                                         Severability.  If any provision of this Agreement or portion thereof shall be held void or unenforceable, all other provisions and portions thereof shall continue in full force and effect.

g.                                      Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, but all of which counterparts shall together constitute but one agreement.

h.                                      Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or by overnight mail or to the extent receipt is confirmed, facsimile or other electronic transmission service, or five calendar days after being mailed by registered mail, return receipt requested, to a party at the following address (or to such other address as such party may have specified by notice given to the other parties pursuant to this Section):

If to Escanaba, to:

Escanaba Timber LLC

P.O. Box 1008

Escanaba, Michigan 49829

Attention: Brad Homeier

Fax: (906) 789-3276

With a copy to:

c/o Cerberus Capital Management, L.P.

299 Park Avenue, 22nd Floor

New York, New York 10022

Attention: Lenard Tessler

Fax: (212) 421-2958

If to NewPage, to:

NewPage Corporation

Courthouse Plaza NE

Dayton, OH 45463

Attention: President and General Counsel

Fax: (937) 495-9228

IN WITNESS WHEREOF, the parties hereto have executed this Agreement through a duly authorized officer.

ESCANABA TIMBER LLC

/s/ Linda Sheffield
Name:	Linda Sheffield
Title:	Treasurer

NEWPAGE CORPORATION

/s/ Linda Sheffield
Name:	Linda Sheffield
Title:	Treasurer